Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. REPORTS EARNINGS

GREENCASTLE, PA April 17, 2008 – Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, reports earnings of $1,484,264 or earnings per share of $.64 for the quarter ended March 31, 2008.  Earnings decreased 25% or $485,174 over the first quarter for 2007. Earnings per share decreased 24% or $.20 per share over first quarter 2007. Return on average tangible equity and average tangible assets were 10.01% and 1.10%, respectively, for the quarter ending March 31, 2008.

As of March 31, 2008, total assets stood at $565,204,000, a decrease of 1% or $5,032,000 over first quarter-end totals for 2007.  Total loans were $389,001,000; a decrease of $1,349,000, while deposits as of March 31, 2008 totaled $435,776,000, a decrease of $7,801,000 or 2%.  The above figures are based on unaudited financial statements.

Net income decreased as a result of lower investment security gains and a higher loan loss provision.  For the quarter ending March 31, 2008, investment security gains were $397,000, down $816,000 from the $1,213,000 recognized in the quarter ending March 31, 2007.  The loan loss provision expense increased $250,000 to $400,000 for the quarter ending March 31, 2008.  The decrease in security gains was primarily the result of lower equity pricing of financial institutions, while the larger loan loss provision was in response to a slower housing market and declining prices of real estate.

The First National Bank of Greencastle operates 16 locations and 19 ATMs in Franklin and Fulton counties, PA and in Washington County, MD.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.